Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

ESAB Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to the Omnibus Plan	457(c) and 457(h)	5,500,000	$41.21	$226,655,000.00	0.0000927	$21,010.92

Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to the Retirement Plan	457(c) and 457(h)	5,021(3)	$41.21	$206,915.41	0.0000927	$19.18

Total Offering Amounts					$226,861,915.41		$21,030.10

Total Fee Offsets							——

Net Fee Due							$21,030.10

(1)

Pursuant to Rule 416 under the Securities Act, this Registration Statement covers (i) such additional number of shares of common stock issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events or (ii) such reduced number of shares of common stock in respect of any reverse stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, in each case with respect to the shares of common stock being registered pursuant to this Registration Statement.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the estimated book value of the Common Stock as of March 30, 2022.

(3)	In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Retirement Plan.